Exhibit 99.01

Press Release

Available for Immediate Publication: October 29, 2014

First National Bank of Northern California Reports Third Quarter 2014 Earnings of $0.44 Per Diluted Share

Source: FNB Bancorp (CA) (QTCQB: FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (QTCQB: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the third quarter of 2014 of $1,823,000 or $0.44 per diluted share, compared to net earnings available to common shareholders of $2,880,000 or $0.71 per diluted share for the third quarter of 2013. During the second quarter of 2014, FNB Bancorp signed a definitive agreement and submitted an application to the Office of the Comptroller of the Currency to purchase Valley Community Bank in an all stock transaction.

“During the third quarter of 2014, we were able to grow our loan portfolio, our securities portfolio and our total assets. Our borrowers began to utilize their lines of credit more than they have during the second quarter and real estate prices in the San Francisco Bay Area continued to rise. According to the Zillow Home Value Index, San Francisco home values are up 12.4% for the twelve months ended September 30, 2014. We are carefully watching the valuations currently being provided on our residential and commercial real estate appraisals as valuations surpass the highs before the last recession. Deposit trends during the third quarter were not as favorable. Overall, our deposits were down approximately $8 million or 1% from June 30, 2014 levels. The largest percentage declines were in the certificate of deposit segment of our deposit portfolio as brokered CDs obtained in our Oceanic Bank acquisition continue to mature and not be renewed. Declines were also noted in our savings and money market depository accounts, although at a lower decline rate. Total FHLB advances outstanding at the end of the third quarter were $16 million. Management has and will continue to utilize this low cost funding source when it is prudent to do so,” stated Tom McGraw, CEO.

Financial Highlights: Third Quarter, 2014	(Unaudited)
	Three months	Three months	Nine months	Nine months
Consolidated Statements of Earnings	ended	ended	ended	ended
(in 000s except share and earnings per share	September 30,	September 30,	September 30,	September 30,
amounts)	2014	2013	2014	2013

Interest income	$9,300	$9,259	$27,544	$28,014
Interest expense	538	560	1,562	1,881
Net interest income	8,762	8,699	25,982	26,133
Provision for loan losses	—	(225)	(75)	(1,335)
Noninterest income	1,041	978	3,067	3,046
Noninterest expense	7,055	6,950	21,107	22,074
Income before income taxes	2,748	2,502	7,867	5,770
(Provision for) benefit from income taxes	(925)	629	(2,581)	(330)
Net earnings	1,823	3,131	5,286	5,440
Dividends and discount accretion on preferred stock	—	251	170	581
Net earnings available to common shareholders	$1,823	$2,880	$5,116	$4,859

Basic earnings per share	$0.45	$0.73	$1.27	$1.24
Diluted earnings per share	$0.44	$0.71	$1.23	$1.21

Average assets	$903,222	$903,868	$897,247	$900,794
Average equity	$91,455	$89,728	$89,738	$92,994
Return on average assets	0.81%	1.27%	1.14%	0.72%
Return on average equity	7.97%	12.84%	11.40%	6.97%
Efficiency ratio	72%	72%	73%	76%
Net interest margin (taxable equivalent)	4.20%	4.23%	4.23%	4.34%
Average shares outstanding	4,048	3,949	4,021	3,922
Average diluted shares outstanding	4,175	4,045	4,156	4,015

Financial Highlights: Third Quarter, 2014	(Unaudited)	*	(Unaudited)	*
	As of	As of	As of	As of
Consolidated Balance Sheets	September 30	December 31,	September 30,	December 31,
(in ’000s)	2014	2013	2013	2012

Assets:
Cash and cash equivalents	$15,220	$14,007	$18,368	$27,861
Interest-bearing time deposits with other financial institutions	4,068	5,543	6,979	13,216
Securities available for sale, at fair value	267,924	263,988	285,610	234,945
Loans, net	568,533	552,343	558,164	541,563
Premises, equipment and leasehold improvements, net	12,239	12,512	12,631	12,706
Other real estate owned, net	755	5,318	6,675	6,650
Goodwill	1,841	1,841	1,841	1,841
Other equity securities	5,769	5,300	5,300	5,464
Accrued interest receivable	3,670	3,808	3,855	3,760
Prepaid expenses	444	701	741	1,372
Bank owned life insurance	12,424	12,151	12,065	11,785
Other assets	14,535	14,418	14,822	14,177
Total assets	$907,422	$891,930	$927,051	$875,340

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$284,196	$279,269	$263,480	$253,849
Savings and money market	393,929	370,194	387,275	343,437
Time	104,031	124,152	130,369	171,066
Total deposits	782,156	773,615	781,124	768,352
Federal Home Loan Bank advances	16,000	15,000	44,000	1,220
Note payable	5,700	—	—	—
Accrued expenses and other liabilities	10,974	9,066	9,109	10,410
Total liabilities	814,830	797,681	834,233	779,982
Stockholders’ equity	92,592	94,249	92,818	95,358
Total liab. and stockholders’ equity	$907,422	$891,930	$927,051	$875,340

* Excerpt from the audited annual financial statements

Other Financial Information
Allowance for loan losses	$10,774	$9,879	$9,748	$9,124
Nonperforming assets	$5,875	$12,669	$15,728	$19,124
Total gross loans	$579,307	$562,222	$567,912	$550,687

“During the third quarter, our net interest income and net interest margins increased when compared to the second quarter. The loan to deposit ratio increased to 74% at September 30, 2014 compared to 73% at year end. We are lending when it is prudent to do so, staying true to our conservative underwriting standards rather the increasing lending volume by accepting unwarranted risk into our loan pipeline. We continue to be “well capitalized” by regulatory capital standards. The Bank’s Tier 1 leverage capital ratio was 10.16% at September 30, 2014. The Bank’s Tier 1 risk-based capital ratio was 13.05% and our total risk-based capital was 14.30%. We also continue to look for bank acquisitions. A Form 8-K was filed with the SEC on October 23, 2014 which provided additional information concerning our pending acquisition of Valley Community Bank,” continued CEO Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.